Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Form S-8 Registration Statement No. 333-89251 of our report dated February 24, 2003, relating to the consolidated financial statements of Energy Exploration Technologies and its subsidiaries (the "Company") as of and for the year ended December 31, 2002 (which includes an emphasize of matter paragraph relating to the ability of the Company to continue as a going concern) appearing in this annual report on Form 10-K of Energy Exploration Technologies for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Chartered Accountants

Calgary, Alberta, Canada
March 31, 2003